Exhibit 10.7

TRACON PHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

For

CHARLES P. THEUER

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of February 27, 2017 (the “Effective Date”), by and between TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Charles P. Theuer (the “Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. From and following the Effective Date, this Agreement shall replace and supersede that certain Amended and Restated Employment Agreement between Executive and Company entered into as of May 8, 2015 (the “Prior Agreement”). Certain capitalized terms used in this Agreement are defined in Section 11.

Recitals

Whereas, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement; and

Whereas, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

Whereas, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Agreement

1.Employment by the Company.

1.1Position.  Executive shall continue to serve as the Company’s President and Chief Executive Officer.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2Duties and Location.  Executive shall continue to report to the Company’s Board of Directors (the “Board”), and shall have such duties and responsibilities as are customary for the positions of President and Chief Executive Officer.  Executive’s primary

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office location shall continue to be the Company’s San Diego, California office.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

1.3Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.4Board Seat.  The Company shall use its best efforts to cause Executive to be elected as a member of its Board throughout his employment as Chief Executive Officer of the Company (“CEO Term”), and shall include him in the management slate for election as a director at every stockholders’ meeting during the CEO Term at which his term as a director would otherwise expire.  Executive agrees to accept election, and to serve during the CEO Term, as a director of the Company, without any compensation therefore other than as specified in this Agreement.

2.Compensation.

2.1Salary.  Executive shall receive a base salary at the rate of $532,400 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Bonus.  Executive will be eligible for an annual discretionary bonus of up to fifty-percent (50%) of Executive’s Base Salary (the “Annual Bonus”).  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee thereof) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board (or the Compensation Committee thereof).  Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which Executive’s right to such amount became vested.  Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.

3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.Vacation.  Executive shall be entitled to accrue vacation in accordance with the terms of the Company’s vacation policy and practices (including but not limited to maximum vacation accrual caps).

5.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the

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performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.Equity.

6.1Prior Awards.  Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, and plan documents, except as otherwise provided in this agreement.

6.2Additional Awards.  The Board (or the Compensation Committee thereof) may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

7.Termination of Employment; Severance.

7.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

7.2Termination Without Cause or Resignation for Good Reason Outside of Change in Control Period.  If at any time other than during the Change in Control Period Executive’s employment with the Company is terminated by the Company without Cause (other than due to Executive’s death or Disability) or Executive resigns for Good Reason and provided that Executive satisfies the Release Requirement in Section 8 below and remains in compliance with Executive’s continuing obligations to the Company, the Company shall provide Executive the following “Termination Benefits”:

(i)The Company shall pay Executive the equivalent of twelve (12) months of Base Salary, subject to standard payroll deductions and withholdings (the “Termination Severance”).  Subject to Section 9 below, the Termination Severance will be paid to Executive in substantially equal installments on the Company’s normal payroll periods during the twelve (12) month period following Executive’s termination date, provided, that, any payments scheduled to be paid before the Effective Date of the Release and Waiver (as defined in Section 8 below), will be delayed and paid without interest no sooner than the first payroll period following the Effective Date, and all other payments of the Termination Severance shall be made on the scheduled payment dates.

(ii)Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s employment termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

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For purposes of this Agreement, COBRA Premiums do not include amounts paid by Executive for coverage under a Section 125 health care reimbursement account plan.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(iii)In addition to the Termination Severance and COBRA Premiums, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall be accelerated such that 100% of such outstanding equity awards shall be deemed immediately vested and exercisable as of Executive’s employment termination date.

7.3Termination Without Cause; Resignation for Good Reason in Connection with a Change in Control.  If at any time during the Change in Control Period: (i) Executive’s employment with the Company is terminated by the Company without Cause (other than due to Executive’s death or Disability) or (ii) Executive resigns for Good Reason, and provided that Executive satisfies the Release Requirement in Section 8 below and remains in compliance with Executive’s continuing obligations to the Company, the Company shall provide Executive the following “Change in Control Termination Benefits”:

(i)The Company shall pay Executive the equivalent of (A) eighteen (18) months of Base Salary and (B) 150% of Executive’s Target Bonus, subject to standard payroll deductions and withholdings (the “CIC Termination Severance”).  Subject to Section 9 below, the CIC Termination Severance will be paid to Executive in substantially equal installments on the Company’s normal payroll periods during the eighteen (18) month period following Executive’s termination date, provided, that, any payments scheduled to be paid before the Effective Date of the Release and Waiver (as defined in Section 8 below), will be delayed and paid without interest no sooner than the first payroll period following the Effective Date, and all other payments of the CIC Termination Severance shall be made on the scheduled payment dates.

(ii)Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period (the “CIC COBRA Premium Period”) starting on the Executive’s termination date and ending on the earliest to occur of: (a) eighteen (18) months following Executive’s employment termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible

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for COBRA during the CIC COBRA Premium Period, Executive must immediately notify the Company of such event.  For purposes of this Agreement, CIC COBRA Premiums do not include amounts paid by Executive for coverage under a Section 125 health care reimbursement account plan.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable CIC COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the CIC COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of CIC COBRA premiums.

(iii)In addition to the CIC Termination Severance and CIC COBRA Premiums, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall be accelerated such that 100% of such outstanding equity awards shall be deemed immediately vested and exercisable as of Executive’s employment termination date.

If Executive becomes eligible for Change In Control Termination Benefits under this Section 7.3 Executive is not eligible for any Termination Benefits under Section 7.2 above and any such Termination Benefits already provided to Executive under Section 7.2 above (in the event such termination occurs prior to a Change in Control) shall be used to offset the Change in Control Termination Benefits due to Executive under this Section 7.3)

7.4Termination Upon Death.  In the event Executive’s employment with the Company is terminated due to Executive’s death, and provided that Executive’s estate satisfies the Release Requirement in Section 8 below, the Company shall provide Executive’s estate with the following “Death Benefits”:

(i)The Company shall pay Executive’s estate the equivalent of twelve (12) months of Executive’s Base Salary, subject to standard payroll deductions and withholdings (the “Death Severance”).  The Death Severance will be paid to Executive’s estate in a single lump sum payment the first payroll period following Effective Date of the Release and Waiver (as defined in Section 8 below), and in all cases no later than March 15th of the calendar year following Executive’s death.

(ii)In addition to the Death Severance, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall accelerate vesting in accordance with their applicable schedules as if Executive had remained in employment for an additional six (6) months as of his employment termination date.

7.5Termination Upon Disability.  In the event Executive’s employment with the Company is terminated due to Executive’s Disability, and provided that Executive satisfies the Release Requirement in Section 8 below and remains in compliance with

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Executive’s continuing obligations to the Company, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall accelerate vesting in accordance with their applicable schedules as if Executive had remained in employment for an additional six (6) months as of his employment termination date (the “Disability Benefits”).

7.6Termination for Cause; Resignation Without Good Reason.  In the event that the Executive terminates his employment for any reason other than Good Reason or in the event that Company terminates Executive for Cause no further payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 2 above, any benefits accrued or earned under the Company’s benefit plans and programs or to which Executive is otherwise entitled under applicable law, and any outstanding equity awards vested as of the termination date, which awards must be exercised within 90 days of the termination date or the expiration of such equity award, whichever occurs first.

8.Release Requirement.  To be eligible for the Termination Benefits, Change in Control Termination Benefits, Death Benefits or Disability Benefits pursuant to Section 7 above, Executive (or his estate, if applicable) must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a form acceptable to the Company (the “Release and Waiver”) within the applicable deadline set forth therein, but in no event later than fifty-five (55) days following Executive’s employment termination date, and permit the Release and Waiver to become effective and irrevocable in accordance with its terms (such latest permitted effective date of the Release and Waiver is the “Effective Date” of the Release and Waiver).  No Termination Benefits, Death Benefits or Disability Benefits will be provided prior to the Effective Date of the Release and Waiver.  The form of required Release and Waiver will be provided to Executive (or his estate, if applicable) by the Company no later than five (5) days following Executive’s employment termination date.

9.Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4) and 1.409A‑1(b)(5), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then, solely to the extent necessary to avoid adverse personal tax consequences under Section

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409A such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable delay period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10.Limitation on Payments.  If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provision of the preceding paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless the Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a

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nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 10 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 10 so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 10, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.Definitions.

11.1Base Salary.  For purposes of Sections 7 and 11 of this Agreement, “Base Salary” means Executive’s base salary in effect as of the date of Executive’s employment termination or death, as applicable, and calculated without giving effect to any reduction that would give rise to Executive’s right to resign for Good Reason or any reduction implemented during the Change in Control Period.

11.2Cause.  For purposes of this Agreement, “Cause” for termination will mean: (i) conviction of the Executive of any felony or any crime involving moral turpitude; (ii) Executive’s failure or refusal to follow reasonable and lawful instructions of the Board or reasonable and lawful policies, standards and regulations of the Company; (iii) Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive; (v) conduct by Executive that materially discredits the Company or is materially detrimental to the reputation, character and standing of the Company or (vi) Executive’s material breach of any written agreement with the Company (including but not limited to this Agreement or his Confidentiality Agreement (as defined in Section 12.1 below)).  An event described in (ii) - (vi) above shall not be treated as “Cause” until after Executive has been given written notice of such event, failure or conduct and Executive fails to cure such event, failure, conduct or breach, if curable, within fifteen (15) days from such written notice.

11.3Change in Control.  For purposes of this Agreement, “Change in Control” has the meaning as defined in the Company's 2015 Equity Incentive Plan.  For purposes of this Agreement, only the first Change in Control occurring after the Effective Date will be a “Change in Control.”

11.4Change in Control Period.  For purposes of this Agreement “Change in Control Period” means the 12 month period commencing on the date of a Change in Control.

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11.5Disability.  For purposes of this Agreement, “Disability” shall mean Executive’s inability for medical reasons to perform the essential duties of Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other.

11.6Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:

(i)any material breach of this Agreement by the Company;

(ii)a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees);

(iii)a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or

(iv)relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation;

provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within thirty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) the Executive terminates employment within thirty (60) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do.

11.7Target Bonus.  For purposes of this Agreement, “Target Bonus” means the applicable percentage of Base Salary that Executive was eligible to earn as an Annual Bonus for the year of Executive’s termination, and calculated without giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason or any reduction in Base Salary implemented during the Change in Control Period.

12.Proprietary Information Obligations.

12.1Confidential Information Agreement.  As a condition of continued employment, Executive acknowledges and reaffirms his obligations to the Company under the Employee Proprietary Information and Inventions Agreement he executed on or about September 17, 2014 (the “Confidentiality Agreement”).

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12.2Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

13.Outside Activities During Employment.

13.1Non-Company Business.  Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

13.2No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

14.Legal Fees.  Not Used.

15.Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment and services for the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with and services for the Company, or the termination of Executive’s employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California (or such other location as mutually agreed by the parties) by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator.  Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to Executive upon request.  In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Executive and the Company each shall be entitled to all rights and remedies that either would be

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entitled to pursue in a court of law.  Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.  The Company shall pay all filing fees in excess of those that would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.General Provisions.

16.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

16.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

16.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16.4Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including the Prior Agreement).  It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

16.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

16.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

16.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his

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duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

16.8Tax Withholding and Indemnification.All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

16.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

TRACON Pharmaceuticals, Inc.

By: /s/ Patricia L. Bitar

Patricia L. Bitar
Chief Financial Officer

Executive

/s/ Charles P. Theuer

      Charles P. Theuer

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